UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2007 (August 8, 2007)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 31, 2007, authorized officers of the Registrant concluded that the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 should no longer be relied upon because of an error in such financial statements as addressed in Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections.”

In the second quarter of 2007 and the six months then ended, certain international restructuring charges were classified as domestic charges for the purposes of computing the Registrant’s second quarter income tax provision. As the Registrant has established a valuation allowance against the tax benefits associated with the Registrant’s year to date 2007 domestic (U.S.) net operating losses, the Registrant inaccurately established a tax valuation allowance for the restructuring charges and overstated income tax expense. The impact to correct this error in the Registrant’s consolidated financial statements for the second quarter of 2007 and the six months then ended, is a reduction of $10 million to income tax expense and net loss, or $0.04 per diluted share. The Registrant will amend its Form 10Q for the quarter ended June 30, 2007, which will be filed under separate cover, to reflect the correction of this error.

As previously disclosed by the Registrant in prior 1934 Act filings, management has concluded that the Registrant’s disclosure controls and procedures are not effective as a result of an unremediated material weakness associated with not maintaining adequate resources relating to management’s oversight and review over income taxes. The Registrant is continuing to enhance its processes and personnel resources to ensure the timely and effective review and management oversight over income tax accounts.

Authorized officers of the Registrant discussed with the Registrant’s independent registered public accountant the matters disclosed in the filing pursuant to this Item 4.02(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)

By:	/s/ Barry J. Shainman
Name: Barry J. Shainman
Title: Vice President and Secretary

Date:  November 5, 2007